UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
April 11, 2025
Date of Report
(Date of earliest event reported)

Arrowhead Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38042	46-0408024
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
177 E. Colorado Blvd, Suite 700, Pasadena, CA 91105
(Address of principal executive offices, including Zip Code)
(626) 304-3400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ARWR	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Chief Financial Officer

On, April 9, 2025 Ken Myszkowski notified Arrowhead Pharmaceuticals, Inc. (the “Company”) of his decision to retire as Chief Financial Officer of the Company, effective as of May 13, 2025 (the “Effective Date”). Mr. Myszkowski has served as the Company’s Chief Financial Officer since 2009, and the Company extends its gratitude to Mr. Myszkowski for his years of service and contributions to the Company. Mr. Myszkowski’s decision to retire was not the result of any disagreement with the Company.

Following the Effective Date, Mr. Myszkowski will serve as an employee adviser and provide transition services, as requested by the Company, to facilitate an effective transition of his job responsibilities to his successor, until January 31, 2026 (the "Transition Period"). In consideration for such services, Mr. Myszkowski will receive (i) a base salary at an annual rate of $200,000 through the end of the Transition Period, subject to his continued employment, (ii) continued eligibility to participate in the Company’s medical, dental and life insurance benefit plans through the end of the Transition Period, subject to continued employment, and (iii) continued vesting of certain outstanding equity awards.

Appointment of Chief Financial Officer

On April 9, 2025, the Company determined that it would appoint Daniel Apel to serve as Chief Financial Officer of the Company, effective as of May 13, 2024, until the earliest of Mr. Apel's removal, termination, or resignation from such office.

Mr. Apel joins the company from Walgreens Boots Alliance, where he served as Global Head of Financial Planning and Analysis from 2019 through 2024. Prior to joining Walgreens Boots Alliance, he served in various roles at Bayer, a diversified global Healthcare, Crop Science and Consumer Health company, including most recently as Chief Financial Officer for Bayer in the U.S. from 2016 through 2019. Other significant roles in his nearly 20 year career at Bayer include Chief Financial Officer for Bayer Canada and Global Head of Accounting for the Bayer Healthcare Segment, based in Germany. He has served on the boards of the Biotechnology Innovation Organization (BIO) and the Organization for International Investment, and as a Trustee for the Health Institute of New Jersey. He earned a master's degree in Business Administration from the University of California, Berkeley, a bachelors of arts Degree from the University of Pennsylvania, and is a licensed Certified Public Accountant.

In connection with Mr. Apel’s appointment as Chief Financial Officer, Mr. Apel will receive an annual base salary of $575,00 and is eligible to receive an annual bonus with a target bonus set at 45% of his base salary for the applicable bonus period. In addition, Mr. Apel will receive a one-time grant of 100,000 restricted stock units (“RSUs”), which will vest annually over a four-year period, subject to Mr. Apel’s continued service to the Company on each vesting date. The Company may also provide $200,000 in Company-paid relocation benefits to Mr. Apel.

There are no arrangements or understandings between Mr. Apel and any other persons pursuant to which Mr. Apel was selected as Chief Financial Officer of the Company. There are no family relationships between Mr. Apel and any director or executive officer of the Company, and Mr. Apel has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K nor are any such transactions currently proposed.

A copy of the press release is attached as Exhibit 99.1 and incorporated by reference into this Current Report on Form 8-K.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description

99.1	Press Release
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: April 15 2025

ARROWHEAD PHARMACEUTICALS, INC.

By:	/s/ Kenneth Myszkowski
Kenneth Myszkowski
Chief Financial Officer